Exhibit 10.12

THERMAGE, INC.

SEVERANCE BENEFIT PLAN

SECTION 1. INTRODUCTION.

The Thermage, Inc. Severance Benefit Plan (the “Plan”) was established effective February 1, 2005. The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of Thermage, Inc. and its wholly owned subsidiaries located in the United States (the “Company”) whose employment with the Company is involuntarily terminated. Except as otherwise set forth herein, this Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company. This Plan document also is the Summary Plan Description for the Plan.

SECTION 2. ELIGIBILITY FOR BENEFITS.

(a) General Rules. Subject to the requirements set forth in this Section, the Company will grant severance benefits under the Plan to Eligible Employees.

(i) “Eligible Employees” are all full-time regular employees, whose employment with the Company is involuntarily terminated due to (1) a corporate reorganization, (2) the closure or reorganization of a facility or operation or, (3) a reduction in staff and who have been selected for participation in this Plan by the Company’s Chief Executive Officer. The determination as to whether such an event has occurred shall be made by the Company, in its sole discretion.

(ii) In order to be eligible to receive benefits under the Plan, an Eligible Employee must remain on the job until his or her date of termination as scheduled by the Company.

(iii) In order to be eligible to receive benefits and payment under the Plan, an Eligible Employee must execute a general waiver and release of claims in favor of the Company in the form attached hereto, and file it with the person, and within the time period, the Plan Administrator prescribes.

(b) Exceptions. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in any of the following circumstances:

(i) The employee has executed an individually negotiated employment contract of agreement with the Company relating to severance benefits that is in effect on his or her termination date. Such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement, subject to Subsection 3(e) of this Plan.

(ii) The employee is involuntarily terminated for any reason other than a corporate reorganization, the closure of a facility or operation, the reorganization of a facility or operation or a reduction in staff.

(iii) The employee voluntarily terminates employment with the Company. Voluntary terminations include, but are not limited to, resignation, retirement, death, disability, refusal to relocate to a new job location at the request of the Company, or failure to return from a leave of absence on the scheduled date.

(iv) The employee voluntarily or involuntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or the parent or other affiliate of the Company.

(v) The employee is offered immediate reemployment following a change in ownership of the Company by the successor to the Company in an identical or substantially similar position in terms of job responsibilities or functions at pay equal to or greater than the employee’s pay (as defined in Subsection 3(b), below). For purposes of this provision, “immediate reemployment” means that the employee’s employment with the successor to the Company results in uninterrupted employment such that the employee does not suffer a lapse in pay as a result of the change in ownership of the Company.

(vi) The employee dies before receiving any or all of the benefits payable under the Plan.

(c ) Termination of Benefits. Benefits under this Plan shall terminate immediately if you, at any time, violate any proprietary information or confidentiality obligation to the Company.

SECTION 3. AMOUNT OF BENEFIT.

(a) Severance benefits payable under the Plan are as set forth on the attached Schedule of Benefits for Eligible Employees.

(b) For purposes of calculating Plan benefits, “Pay” shall mean the Eligible Employee’s base pay (excluding overtime, bonuses, draws, commissions, and any other forms of additional compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the Eligible Employee’s termination date.

(c) For purposes of calculating Plan benefits, “Year of Service” means twelve (12) consecutive months of employment with the Company during which the employee is in active status in a regularly paid position of the Company. Severance pay will be prorated for any portion of a Year of Service. This period will be measured from the employee’s most recent date of hire. An eligible employee’s service will be rounded up or down into full year increments for service more or less than six months. If the employee is on disability leave of absence or other leave of absence at any time, the severance pay to be paid to the employee shall be determined by the Plan Administrator in his or her sole and absolute discretion.

(d) Notwithstanding any other provision of the Plan to the contrary, the total severance payments to any Eligible Employee under this Plan shall not exceed two times the Eligible Employee’s annual compensation earned during the calendar year immediately preceding the Eligible Employee’s termination of employment (calculated on an annualized basis).

(e) Notwithstanding any other provision of the Plan to the contrary, any benefits payable to an Eligible Employee under this Plan shall be offset, to the maximum extent permitted by law, by any severance benefits payable by the Company to such individual (i) under any other arrangement covering the individual or (ii) as may be required to be paid by the Company by applicable law.

(f) When an eligible employee’s termination is deemed to be covered by the WARN Act (or other similar plant closing law), the benefit payable under the plan shall be reduced (but not below zero) by an amount equal to sixty (60) days pay.

(g) The Plan Administrator may, as it deems appropriate and in its sole and absolute discretion, modify the method of calculating severance benefits or authorize severance benefits in an amount different from the amounts otherwise payable under the Plan.

(h) The Company will withhold taxes and all other applicable payroll deductions from any severance payment.

SECTION 4. TIME OF PAYMENT AND FORM OF BENEFIT.

The Company reserves the right to determine whether the severance benefits under the Plan will be paid in a single sum or in installments and to choose the timing of such payments, provided, however, that all payments under this Plan will be completed within twenty-four (24) months of an Eligible Employee’s termination date. In no event shall payment of any Plan benefit be made prior to the Eligible Employee’s termination date or before a signed Severance and Release Agreement has been executed by both parties.

SECTION 5. RIGHT TO INTERPRET PLAN, AMEND AND TERMINATE.

(a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits payable under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination. The Company reserves the right to amend or discontinue the Plan or the benefits provided by the Plan at any time and for any reason; however, no such amendment or termination shall affect the right of an Eligible Employee to receive any unpaid benefit of any Eligible Employee whose termination date occurred prior to amendment or termination of the Plan. Any action amending or terminating the Plan shall be in writing and executed by the Company’s Chief Executive Officer who is hereby delegated the authority to take any such action.

(c) Assignment. This Plan will be binding upon any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Plan for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

SECTION 6. CONTINUATION OF EMPLOYMENT BENEFITS.

(a) COBRA Continuation. Each Eligible Employee who is enrolled in a health plan sponsored by the Company may be eligible to continue coverage under the health plan (or to convert to an individual policy), at the time of the Eligible Employee’s termination of employment under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company will notify the individual of any such right to continue health coverage.

(b) Other Employee Benefits. All non-health benefits (such as life insurance and disability coverage) terminate as of the employee’s termination date.

SECTION 7. GOLDEN PARACHUTE EXCISE TAX AND NON- DEDUCTIBILITY LIMITATIONS

(a) Benefits Cap. In the event that the benefits under this Plan, when aggregated with any other payments or benefits received by an Eligible Employee or to be received by an Eligible Employee, would (i) constitute “parachute payments” within the meaning of ‘Section 280G of the Code, and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, then the Eligible Employee’s Plan benefits shall be reduced to such lesser amount or degree as would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code.

(b) Determination. Any determination required under this Section shall be made by the Company or its delegate, whose determination shall be conclusive and binding upon the Eligible Employee and the Company for all purposes. For purposes of making the calculations required by this Article, the Company may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Eligible Employee shall furnish such information and documents in order to make a determination under this Article.

SECTION 8. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, with or without notice.

SECTION 9. LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

SECTION 10. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing. The Plan Administrator’s address is:

Human Resources Department

Thermage, Inc.

25881 Industrial Blvd.

Hayward, CA 94545

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review shall be in writing and shall be addressed to:

Human Resources Department

Thermage, Inc.

25881 Industrial Blvd.

Hayward, CA 94545

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

(d) Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Plan Administrator will give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Subsection (d), the application will be deemed denied on review.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Subsection 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Subsection 10(c) above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Subsection 10(d) above).

SECTION 11. BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company. The benefits provided under this Plan are not assignable.

SECTION 12. OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 68-0373593. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Chief Executive Officer

Thermage, Inc.

25881 Industrial Blvd.

Hayward, CA 94545

(d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Director of Human Resources

Thermage, Inc.

25881 Industrial Blvd.

Hayward, CA 94545

The Plan Sponsor and Plan Administrator’s telephone number is 510-782-2286. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 13. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Thermage, Inc. are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series, if applicable) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series, if applicable) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

SECTION 14. EXECUTION.

To record the adoption of the Plan as set forth herein, effective as of February 1, 2005, Thermage, Inc. has caused its duly authorized officer to execute the same this August 9, 2006.

Thermage, Inc. 25881 Industrial Blvd. Hayward, CA 94545

By:	/s/ Stephen J. Fanning
Title:	President and Chief Executive Officer

Attachments:

Additional Plan Information

Schedule of Benefits

ADDITIONAL PLAN INFORMATION

Name of Plan:	Thermage, Inc. Severance Plan
Company Sponsoring Plan:	Thermage, Inc.
25881 Industrial Blvd.
Hayward, CA 94545
Employer Identification Number:	68-0373593
Plan Number:	510
Plan Year:	January 1 through December 31
Plan Administrator:	Thermage, Inc.
25881 Industrial Blvd.
Hayward, CA 94545
Agent for Service of
Legal Process:	Chief Executive Officer
Type of Plan:	Severance Plan/Employee Welfare Benefit Plan
Plan Costs:	The cost of the Plan is paid by Thermage, Inc.

Thermage, Inc.

Severance Benefit Plan

Schedule of Benefits for Eligible Employees

Each Eligible Employee who is entitled to severance benefits under the terms of the Plan will receive the following, based on their position in the Company on the effective date of their Termination:

Vice President

Twelve (12) weeks of Pay, regardless of length of service.

Three (3) months of COBRA coverage for medical, dental and vision insurance.

Three months of outplacement services, to be arranged by and at the discretion of the Company.

Senior Director and Director-level:

Four (4) weeks of Pay plus (2) weeks of Pay for each full Year of Service with the Company, with a minimum of six (6) weeks severance pay and up to a maximum of ten (10) weeks severance pay.

Three (3) months of COBRA coverage for medical, dental and vision insurance.

Below Director-level

Two (2) weeks of Pay plus (2) weeks of Pay for each full Year of Service with the Company, with a minimum of four (4) weeks severance pay and up to a maximum of eight (8) weeks severance pay.

Two (2) months of COBRA coverage for medical, dental and vision insurance.